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                                                                    EXHIBIT 8.1


                                February 3, 2000



Travelocity.com Inc.
4200 Buckingham Boulevard
MD 1400
Ft. Worth, TX  76155

Ladies and Gentlemen:

         We are acting as your counsel in connection with the proposed acquisition by Travelocity.com Inc. ("Travelocity.com") of Preview Travel, Inc. ("Preview") pursuant to the proposed merger (the "Merger") of Preview into Travelocity.com, whereupon Travelocity.com will be the surviving corporation and the separate existence of Preview will cease. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of October 3, 1999 by and among Sabre Inc., Travelocity Holdings, Inc.,
Travelocity.com and Preview (the "Merger Agreement").

         Travelocity.com has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the shares of Travelocity.com common stock to be issued to holders of shares of common stock of Preview in connection with the Merger. In addition, Travelocity.com has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") which is contained in and made a part of the Registration Statement, and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and representations stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate.

         We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.


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Travelocity.com Inc.
February 3, 2000
Page 2



         Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Material Federal Income Tax Consequences," the portion of the Joint Proxy Statement captioned "Material Federal Income Tax Consequences" represents our opinion as to the material U.S. federal income tax consequences of the Merger under applicable law. No opinion is expressed on any matters other than those specifically referred to herein.


         This opinion is furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an annex to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                       Very truly yours,

                                                       ------------------------
                                                       FRIED, FRANK, HARRIS,
                                                        SHRIVER & JACOBSON